Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS
PROVIDES IMPACT OF U.S. TAX REFORM

ALPHARETTA, GA, February 21, 2018 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and full year periods ended December 31, 2017.

Adjusted measures are reconciled to GAAP at the end of this release. Financial measures are from continuing operations and per share data is on a diluted basis. Financial and operational comparisons are versus the comparable prior year period. Key definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), Low Ignition Propensity (LIP), Reconstituted Tobacco Leaf (RTL), and Heat-not-Burn (HnB)

Fourth Quarter 2017 Financial Results Summary

•	Total sales increased 19% to $235.7 million; Advanced Materials & Structures' organic sales (excluding Conwed acquisition) decreased 2% and Engineered Papers' sales increased 2%

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GAAP operating profit was $20.1 million, or 8.5% of sales, up from $6.2 million, or 3.1% of sales; adjusted operating profit was $29.4 million, or 12.5% of sales, down from $30.9 million, or 15.6% of sales

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GAAP loss per share was $0.89, down from GAAP EPS of $0.55 in the prior-year quarter; fourth quarter and full year 2017 GAAP results include net one-time expenses of $1.29 per share related to the December 2017 Tax Cuts and Jobs Act (the "Tax Act"). Adjusted EPS was $0.64, down from $0.80.

Full Year 2017 Financial Results Summary

•	Total sales increased 17% to $982.1 million; Advanced Materials & Structures' organic sales (excluding Conwed acquisition) increased 4% and Engineered Papers' sales decreased 2%

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GAAP operating profit was $124.7 million, or 12.7% of sales, up from $106.1 million, or 12.6% of sales; adjusted operating profit was $157.4 million, or 16.0% of sales, up from $144.0 million, or 17.1% of sales

•	GAAP EPS was $1.12, down from $2.70 due primarily to the impact of the Tax Act; Adjusted EPS was $3.18, down from $3.26

Fourth Quarter and Full Year 2017 Business Highlights and 2018 Outlook

•	Full year 2017 Adjusted EPS of $3.18 exceeded guidance of $3.15; AMS' 4% organic sales growth, margin expansion, and Conwed acquisition offset anticipated RTL decline and shortfall in Chinese recon JV

•	2018 Adjusted EPS guidance is $3.30 to $3.45

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Fourth quarter AMS segment organic sales decreased 2% as customers in transportation end-market adjusted year-end inventories after strong mid-2017 orders; total segment sales grew 52% including the Conwed acquisition

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Fourth quarter AMS GAAP operating margin comparison affected by large impairment expense from re-branding in the prior-year quarter; segment adjusted operating margin declined 200 basis points due to lower organic sales

•	Fourth quarter EP segment sales increased 2% despite a volume decline of 1%; currency benefits and positive mix more than offset the anticipated RTL volume decline

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Fourth quarter EP segment GAAP and adjusted operating profit margins decreased 680 and 480 basis points, respectively, due mostly to the difficult comparison to a particularly strong prior-year quarter and the anticipated RTL volume decline

Dr. Jeff Kramer, Chief Executive Officer, commented, "In 2017, we achieved several significant milestones in SWM's transformation into a growing and diversified specialty materials company. Most notably, the synergistic Conwed acquisition increased AMS's scale across both manufacturing and commercial functions. AMS growth also drove total non-tobacco sales above 50% of our total, marking another significant step in our diversification plan. Additionally, we made capacity investments in some of our fastest growing and most innovative products across both segments while successfully executing our AMS footprint optimization synergy plan. During the fourth quarter our business performed generally as expected, resulting in full year Adjusted EPS of $3.18 and $90 million of free cash flow."

"AMS finished 2017 with 4% organic sales growth and solid margin expansion. A double-digit increase in transportation films, the Conwed acquisition, and synergy realization all contributed to the segment's strong financial performance, and we remain on track to deliver on our $10 million run-rate synergy target by year-end 2018. Engineered Papers delivered as expected in 2017 providing strong cash flows as we worked to offset the anticipated headwinds in traditional RTL and LIP. Heat-not-Burn continues to be a growing upside in our Recon product line although still a relatively small component of overall sales. In addition, we have received a favorable decision in our LIP infringement litigation and are moving forward to assess several potential positive outcomes."

Dr. Kramer concluded, "Our 2018 Adjusted EPS guidance of $3.30 to $3.45 reflects balanced organic growth across AMS end-markets and continued synergy execution, somewhat offset by tobacco industry pressures in EP. We project total sales, operating profits, and free cash flow to increase, and expect to realize a net benefit from the recently enacted U.S. tax legislation. From a strategic standpoint, we will continue to grow the AMS segment where we see sustainable long-term sales growth and margin expansion potential, as well as maintain flexibility to act on additional M&A opportunities. Through this multi-year strategic transformation we have maintained a deep commitment to our customers to deliver exceptional value through collaborative product development partnerships, technical expertise across a variety of specialty materials, and operational excellence. While our end-markets and technological capabilities may expand, it is those themes that will underscore SWM's continued evolution towards a more growth-oriented enterprise."

Fourth Quarter 2017 Financial Results

Advanced Materials & Structures segment sales were $99.2 million, up 52%, including the Conwed acquisition (Conwed sales were $35.1 million). Organic sales decreased 2%, driven by the decline in surface protection film sales for transportation as customers adjusted year-end inventories following several quarters of strong orders; this offset improved filtration sales and strong growth in medical. Conwed results remained in line with our expectations, driven by sales growth in the infrastructure and construction end-markets. GAAP operating profit was $7.6 million, compared to an operating loss in the prior-year quarter; the operating loss was driven by a $20.7 million non-cash tradename impairment related to segment re-branding activities. Adjusted operating profit was $13.3 million, up 33% due to the acquisition of Conwed and related synergies. Adjusted operating profit margin contracted 200 basis points due primarily to the organic sales decline and associated negative mix effects.

Engineered Papers segment sales were $136.5 million, up 2%, with favorable currency movements of $5.7 million, or 4%. Overall volume decreased 1% due to the forecasted traditional RTL decline offsetting growth in cigarette and non-tobacco papers, while price/mix was neutral. GAAP operating profit was $26.1 million, down 25%; adjusted operating profit was $29.7 million, down 16%, versus a strong prior-year quarter. GAAP and adjusted operating profit margin declined 680 and 480 basis points, respectively. Operating profit margin declines were primarily driven by lower traditional RTL volume, pricing concessions, higher pulp costs, lower third-party royalties, and reduced manufacturing efficiencies and overhead absorption. These factors were partially offset by the HnB sales ramp-up, positive mix effects from LIP volume growth, and a $1.5 million benefit from favorable currency movements.

Unallocated GAAP and adjusted expenses were both $13.6 million, down 7%, due primarily to lower consulting fees. GAAP and adjusted Unallocated expenses were both 5.8% of total sales, down 160 basis points.

Consolidated sales were $235.7 million, up 19%, and 1% on an organic basis. The Conwed acquisition contributed $35.1 million of incremental sales. GAAP operating profit was $20.1 million, up $13.9 million, and GAAP operating profit margin was 8.5%, up from 3.1%. Prior-year GAAP operating profits were impacted by the $20.7 million non-cash tradename impairment. Adjusted operating profit was $29.4 million, down 5%, and adjusted operating profit margin was 12.5%, down 310 basis points. Adjusted EBITDA was $42.1 million, up 6%, and adjusted EBITDA margin was 17.9%, down 200 basis points.

GAAP Loss was $27.3 million; this equated to a GAAP loss per share of $0.89. Adjusted income was $19.5 million, down 19%; this equated to Adjusted EPS of $0.64. Interest expense was $6.9 million, up $2.9 million due to the Conwed acquisition and related debt structure changes. Other income was $0.5 million, versus a $0.1 million expense. The Company's income tax expense was $43.1 million, including $39.6 million of net tax expense due to the Tax Act (discussed below); absent the impact of the Tax Act, the Company's tax rate would have been 25.6%. In the prior-year quarter the Company had an income tax benefit of $12.5 million due to discrete one-time benefits and the impact of impairment expenses. The Chinese JVs contributed $0.07 to GAAP EPS and Adjusted EPS, down $0.01. Net currency movements had a 3% positive impact on sales and a $1.7 million positive impact on operating profits; translation impact of net currency movements was positive $0.05 to both GAAP EPS and Adjusted EPS.

Impact of Tax Act: On December 22, 2017, the President signed into law the Tax Act, which amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Tax Act reduces the U.S. corporate tax rate from a maximum of 35% to 21%, but also eliminates or modifies certain previous deduction items. The Tax Act took effect on January 1, 2018 and is expected to reduce the Company's overall tax rate in 2018. However, as a result of the Tax Act, in particular the transition to the new territorial tax system, the Company has incurred a deemed repatriation tax of $48.7 million, or $1.59 per share, on undistributed earnings of certain non-U.S. subsidiaries. The Company also revalued its net deferred tax liability as a result of lower expected future tax rates, resulting in a 9.1 million, or $0.30 per share, tax benefit. The netting of these non-cash one-time tax items resulted in a $39.6 million, or $1.29 per share, decrease to fourth quarter and full year 2017 GAAP Income. These expenses are reflected in the Company's financial statements as a component of fourth quarter income tax expense.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant fourth quarter 2017 non-GAAP adjustment was the negative $1.29 per share impact of the Tax Act. Additionally, purchase accounting expenses were $0.12 per share, up $0.06. Purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions. Restructuring and impairment expenses were $0.12 per share, due mainly to the impairment of an asset held for sale in the EP segment. Total restructuring and impairment expenses were down $0.30, due primarily to the $0.39 tradename impairment related to re-branding activities in AMS during the prior-year quarter.

Full Year 2017 Financial Results

Advanced Materials & Structures segment sales were $433.2 million, up 54%, including the Conwed acquisition (Conwed sales were $141.3 million). Organic sales increased 4%, led by double-digit growth in surface protection films for transportation as well as gains in industrial and medical sales; this growth was partially offset by softness in filtration sales. Conwed results were generally in line with the Company's expectations, driven by growth in the infrastructure and construction end-markets. GAAP operating profit was $48.5 million, up $39.5 million, as prior-year results included the $20.7 million tradename impairment related to re-branding; adjusted operating profit was $75.8 million, up 78%. GAAP and adjusted operating profit margins expanded 800 and 230 basis points, respectively. Operating profit growth and margin expansion was driven by organic sales growth, favorable mix, and the Conwed acquisition (including synergies), which more than offset certain manufacturing inefficiencies and higher resin costs.

Engineered Papers segment sales were $548.9 million, down 2%, mainly due to a 3% overall volume decline. Price/mix was neutral and positive currency movements more than offset anticipated lower LIP royalties. Lower traditional RTL and overall cigarette paper volumes were partially offset by growth of non-tobacco paper. GAAP operating profit was $116.1 million, down 16%; adjusted operating profit was $121.4 million, down 15%. GAAP and adjusted operating profit margin declined 350 and 330 basis points, respectively. The decrease in RTL volume, pricing concessions, lower third-party royalties, and reduced manufacturing inefficiencies and overhead absorption impacted profitability.

Unallocated GAAP expenses were $39.9 million, down 2%; adjusted Unallocated expenses were $39.8 million, also down 2%, due primarily to lower professional consulting fees. GAAP and adjusted Unallocated expenses were both 4.1% of total sales, down 80 and 70 basis points, respectively.

Consolidated sales were $982.1 million, up 17%, but flat on an organic basis. The Conwed acquisition contributed $141.3 million of incremental sales. GAAP operating profit was $124.7 million, up 18%, and GAAP operating profit margin was 12.7%, up 10 basis points. Prior-year operating profits included the $20.7 million non-cash tradename impairment. Adjusted operating profit was $157.4 million, up 9%, and adjusted operating profit margin was 16.0%, down 110 basis points. Adjusted EBITDA was $200.5 million, up 9%, and adjusted EBITDA margin was 20.4%, down 140 basis points.

GAAP Income was $34.4 million, down from $82.8 million; this equated to GAAP EPS of $1.12. Adjusted income was $97.5 million, down 2%; this equated to Adjusted EPS of $3.18. Interest expense was $26.9 million, up $10.3 million due to the Conwed acquisition and related debt structure changes. Other income was $3.7 million, down $0.2 million, and included a $4.8 million pretax gain, or $0.11 per share, from an asset sale. The Company's income tax expense was $69.6 million, including a total of $39.6 million of net expenses as a result of the Tax Act; absent the impact of the Tax Act, the Company's tax rate would have been 29.6%. The Chinese JVs contributed $0.08 to GAAP EPS and Adjusted EPS, down from $0.16 due to challenging market conditions. Net currency movements had a 1% positive impact on sales and a $3.0 million positive impact on operating profits; translation impact of net currency movements was positive $0.04 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant 2017 non-GAAP adjustment was the $1.29 per share negative impact of the Tax Act. Additionally, purchase accounting expenses were $0.56 per share, up $0.31. These expenses capture the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions. Restructuring and impairment expenses were $0.21 per share, due mainly to an asset impairment in the EP segment and synergy-related cost reductions in AMS. Total restructuring and impairment expenses were down $0.30, due primarily to the $0.39 impact of the 2016 tradename impairment related re-branding activities in AMS.

Cash Flow, Debt, & Dividend

Full year 2017 cash provided by operating activities was $130.9 million, up $1.2 million. The Company's working capital-related cash outflows were $11.9 million, primarily resulting from inventory builds related to facility relocations and higher cash tax payments. Capital spending and capitalized software totaled $40.7 million, up $10.1 million, due to the addition of Conwed and investments for growth and system optimization. These projects included AMS footprint optimization synergies, capacity additions to support growth in transportation, filtration, and infrastructure end-markets, and the relocation of AMS' Chinese site into a new expanded facility. Free cash flow was $90.2 million, down $8.9 million, due mostly to growth-related capital spending. The Company paid dividends to shareholders totaling $51.9 million.

Total debt was $684.2 million on December 31, 2017, versus $440.4 million at December 31, 2016. Net debt was $577.3 million on December 31, 2017, versus $333.0 million at December 31, 2016 due mainly to the January 2017 closing of the Conwed acquisition and subsequent $43 million of net paydown throughout 2017. Pursuant to the debt covenants and certain adjustments to foreign cash balances contained in the Company’s credit facility, the Company's net debt to adjusted EBITDA was approximately 3.0x as of December 31, 2017.

The Company announced that a quarterly cash dividend of $0.43 per share will be payable on March 23, 2018 to stockholders of record as of March 2, 2018.

2018 Financial Outlook

The Company issued annual guidance of $3.30 to $3.45 for 2018E Adjusted EPS. This equates to $2.73 to $2.88 of GAAP EPS based on estimates of $0.04 per share of restructuring expenses and $0.53 per share of non-cash purchase accounting expenses related to AMS segment acquisitions that are excluded from Adjusted EPS.

The Company expects 2018 capital expenditures and capitalized software spending of approximately $40 million.

Conference Call

SWM will hold a conference call to review fourth quarter 2017 results with investors and analysts at 10:00 a.m. Eastern time on Thursday, February 22, 2018. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered papers, films, nets, and non-wovens for a variety of applications and industries. As experts in manufacturing materials made from fibers, resins, and polymers, we provide our customers critical components that enhance the performance of their end products. The Advanced Materials & Structures segment focuses on resin-based rolled goods for the filtration, transportation, infrastructure & construction, medical, and industrial end-markets. This segment was established in 2013 as part of a strategic transformation intended to diversify SWM's historical concentration in the tobacco industry and reposition the Company for long-term growth. The Company currently generates approximately half of its total sales outside the tobacco industry. The Engineered Papers segment remains primarily focused on supplying major cigarette manufacturers with a variety of specialty papers. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2018 guidance and future performance, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, Argotec financial results, growth prospects, capital spending, currency rates and trends and impact on EPS, 2018 momentum, future cash flows, the Tax Act, effective tax rates, 2018 LIP sales trends, future RTL volumes, LIP pricing and royalties, diversification efforts of our AMS segment, integration of and accretion from the Conwed acquisition, future results of legacy AMS operations, interest rate swap impacts, future growth of non-tobacco sales, benefits of AMS' new enterprise resource planning system, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

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Recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain and could be adverse, in addition to the extent to which states may conform to the newly enacted federal tax law as well as the impact of the tax reform on holders of our common stock

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

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Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

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Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

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Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

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Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

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The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

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International conflicts and disputes such as those involving the Russian Federation and the Middle East, which restrict our ability to supply product in the affected regions due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, or other commercial activities in troubled regions;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2016 and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
Co-Chief Financial Officer
+1-770-569-4277

Andrew Wamser
Co-Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
AMS	$99.2	$65.1	52.4%	$433.2	$280.6	54.4%
EP	136.5	133.6	2.2%	548.9	559.3	(1.9)%
Total Consolidated	$235.7	$198.7	18.6%	$982.1	$839.9	16.9%

Operating Profit (Loss)
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2017	2016	2017	2016	2017	2016	2017	2016
AMS	$7.6	$(13.8)	7.7%	(21.2)%	$48.5	$9.0	11.2%	3.2%
EP	26.1	34.6	19.1%	25.9%	116.1	138.0	21.2%	24.7%
Unallocated	(13.6)	(14.6)			(39.9)	(40.9)
Total Consolidated	$20.1	$6.2	8.5%	3.1%	$124.7	$106.1	12.7%	12.6%

Restructuring & Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
AMS - Restructuring & Impairment Expenses	$0.3	$20.7	$2.7	$21.3
AMS - Purchase Accounting Adjustments	5.4	3.1	24.6	12.3
EP - Restructuring & Impairment Expenses	3.6	0.9	5.3	4.0
Unallocated	—	—	0.1	0.3
Total Consolidated	$9.3	$24.7	$32.7	$37.9

Adjusted Operating Profit (Loss) *
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2017	2016	2017	2016	2017	2016	2017	2016
AMS	$13.3	$10.0	13.4%	15.4%	$75.8	$42.6	17.5%	15.2%
EP	29.7	35.5	21.8%	26.6%	121.4	142.0	22.1%	25.4%
Unallocated	(13.6)	(14.6)			(39.8)	(40.6)
Total Consolidated	$29.4	$30.9	12.5%	15.6%	$157.4	$144.0	16.0%	17.1%

* Adjusted Operating Profit (Loss), a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating profit	$20.1	$6.2	$124.7	$106.1
Plus: Restructuring and impairment expense	3.9	21.6	8.1	25.6
Plus: Purchase accounting adjustments	5.4	3.1	24.6	12.3
Adjusted Operating Profit	$29.4	$30.9	$157.4	$144.0

Income/(Loss)	$(27.3)	$17.0	$34.4	$82.8
Plus: Restructuring and impairment expense	3.9	21.6	8.1	25.6
Less: Tax impact of restructuring and impairment expense	(0.2)	(9.0)	(1.4)	(10.2)
Plus: Purchase accounting adjustments	5.4	3.1	24.6	12.3
Less: Tax impact of purchase accounting adjustments	(1.9)	(1.1)	(7.8)	(4.5)
Plus: Transitional tax adjustment	48.7	—	48.7	—
Less: Income tax valuation allowance & one-time tax expense	(9.1)	(7.4)	(9.1)	(6.5)
Adjusted Income	$19.5	$24.2	$97.5	$99.5

Earnings (Loss) per share - diluted	$(0.89)	$0.55	$1.12	$2.70
Plus: Restructuring and impairment expense	0.13	0.71	0.26	0.84
Less: Tax impact of restructuring and impairment expense	(0.01)	(0.29)	(0.05)	(0.33)
Plus: Purchase accounting adjustments	0.18	0.10	0.81	0.40
Less: Tax impact of purchase accounting adjustments	(0.06)	(0.04)	(0.25)	(0.15)
Plus: Transitional tax adjustment	1.59	—	1.59	—
Less: Income tax valuation allowance & one-time tax expense	(0.30)	(0.23)	(0.30)	(0.20)
Adjusted Earnings Per Share - Diluted	$0.64	$0.80	$3.18	$3.26

Income/(Loss)	$(27.3)	$17.0	$34.4	$82.8
Plus: Interest expense	6.9	4.0	26.9	16.6
Plus: Income tax (benefit) provision	43.1	(12.5)	69.6	15.4
Plus: Depreciation & amortization	15.5	9.5	61.5	42.8
Plus: Restructuring and impairment expense	3.9	21.6	8.1	25.6
Adjusted EBITDA	$42.1	$39.6	$200.5	$183.2

Cash provided by operating activities	$37.7	$46.6	$130.9	$129.7
Less: Capital spending	(9.7)	(10.3)	(37.2)	(27.8)
Less: Capitalized software costs	(0.9)	(1.1)	(3.5)	(2.8)
Free Cash Flow	$27.1	$35.2	$90.2	$99.1

			December 31, 2017	December 31, 2016

Total Debt			$684.2	$440.4
Less: Cash			106.9	107.4
Net Debt			$577.3	$333.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in per share amounts)

2018 Earnings Per Share Guidance - Diluted, from Continuing Operations

2018E
2018E EPS	$2.73 - $2.88
Plus: Restructuring/Impairment expense	0.05
Less: Tax impact of restructuring/impairment expense	(0.01)
Plus: Purchase accounting expense	0.70
Less: Tax impact of purchase accounting expense	(0.17)
2018E Adjusted EPS	$3.30 - $3.45

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Years Ended December 31,
	2017	2016	% Change
Net sales	$982.1	$839.9	16.9%
Cost of products sold	699.8	583.2	20.0
Gross profit	282.3	256.7	10.0

Selling expense	33.3	25.3	31.6
Research expense	17.8	17.5	1.7
General expense	98.4	82.2	19.7
Total nonmanufacturing expenses	149.5	125.0	19.6

Restructuring and impairment expense	8.1	25.6	(68.4)
Operating profit	124.7	106.1	17.5
Interest expense	26.9	16.6	62.0
Other income, net	3.7	3.9	(5.1)
Income from continuing operations before income taxes and income from equity affiliates	101.5	93.4	8.7

Income tax provision	69.6	15.4	N.M.
Income from equity affiliates, net of income taxes	2.5	4.8	(47.9)
Income from continuing operations	34.4	82.8	(58.5)
Income from discontinued operations	0.1	—	N.M.
Net income	$34.5	$82.8	(58.3)%

Net income per share - basic:
Income per share from continuing operations	$1.12	$2.71	(58.7)%
Income per share from discontinued operations	—	—	N.M.
Net income per share – basic	$1.12	$2.71	(58.7)%

Net income per share – diluted:
Income per share from continuing operations	$1.12	$2.70	(58.5)%
Income per share from discontinued operations	—	—	N.M.
Net income per share – diluted	$1.12	$2.70	(58.5)%

Cash dividends declared per share	$1.69	$1.62

Weighted average shares outstanding:

Basic	30,407,100	30,310,900

Diluted	30,549,300	30,463,400

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2017	2016	% Change
Net sales	$235.7	$198.7	18.6%
Cost of products sold	168.9	135.5	24.6
Gross profit	66.8	63.2	5.7

Selling expense	8.7	6.5	33.8
Research expense	4.9	4.6	6.5
General expense	29.2	24.3	20.2
Total nonmanufacturing expenses	42.8	35.4	20.9

Restructuring and impairment expense	3.9	21.6	(81.9)
Operating profit	20.1	6.2	N.M.
Interest expense	6.9	4.0	72.5
Other income (loss), net	0.5	(0.1)	N.M.
Income from continuing operations before income taxes and income from equity affiliates	13.7	2.1	N.M.

Income tax provision (benefit)	43.1	(12.5)	N.M.
Income from equity affiliates, net of income taxes	2.1	2.4	(12.5)
(Loss) income from continuing operations	(27.3)	17.0	N.M.
Income from discontinued operations	—	—	N.M.
Net (loss) income	$(27.3)	$17.0	N.M.

Net (loss) income per share - basic:
(Loss) income per share from continuing operations	$(0.90)	$0.55	N.M.
Income per share from discontinued operations	—	—	N.M.
Net (loss) income per share – basic	$(0.90)	$0.55	N.M.

Net (loss) income per share – diluted:
(Loss) income per share from continuing operations	$(0.89)	$0.55	N.M.
Income per share from discontinued operations	—	—	N.M.
Net (loss) income per share – diluted	$(0.89)	$0.55	N.M.

Cash dividends declared per share	$0.43	$0.42

Weighted average shares outstanding:

Basic	30,426,900	30,318,900

Diluted	30,592,900	30,524,400

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$106.9	$107.4
Accounts receivable, net	149.4	115.1
Inventories	155.2	119.4
Assets held for sale	12.8	17.3
Other current assets	8.8	5.1
Property, plant and equipment, net	361.9	307.4
Goodwill	341.3	229.5
Other noncurrent assets	406.2	272.5
Total Assets	$1,542.5	$1,173.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$5.1	$3.0
Other current liabilities	142.0	132.8
Long-term debt	679.1	437.4
Pension and other postretirement benefits	30.7	33.1
Deferred income tax liabilities	42.3	29.8
Long-term income tax payable	36.7	—
Other noncurrent liabilities	59.9	29.3
Stockholders’ equity	546.7	508.3
Total Liabilities and Stockholders’ Equity	$1,542.5	$1,173.7

Note: In connection with the Company's acquisition of Conwed Plastics, LLC during the first quarter of 2017, the Company recorded $106.2 million of Goodwill and $134.4 million of intangible assets (included in Other noncurrent assets), of which $127.3 million will be amortized over approximately 15 years, and an increase of $2.9 million to inventory to record it at purchase price fair value.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2017	2016
Operations
Net income	$34.5	$82.8
Less: Income from discontinued operations	0.1	—
Income from continuing operations	34.4	82.8
Non-cash items included in net income:
Depreciation and amortization	59.5	44.5
Impairment	4.6	21.3
Deferred income tax (provision) benefit	1.6	(13.5)
Pension and other postretirement benefits	3.8	3.8
Stock-based compensation	7.1	5.8
Income from equity affiliates	(2.5)	(4.8)
Gain on sale of intangible assets	—	(1.8)
Gain on sale of assets	(4.9)	—
Long-term income tax payable	36.7	—
Excess tax deficit of stock-based awards	—	0.2
Cash dividends received from equity affiliates	1.8	3.0
Other items	0.7	(0.6)
Net changes in operating working capital	(11.9)	(11.0)
Net cash provided by operating activities of:
Continuing operations	130.9	129.7
Discontinued operations	0.1	—
Cash provided by operations	131.0	129.7

Investing
Capital spending	(37.2)	(27.8)
Capitalized software costs	(3.5)	(2.8)
Acquisitions, net of cash acquired	(291.7)	—
Proceeds from sale of assets	7.0	—
Other investing	6.9	8.2
Cash used in investing	(318.5)	(22.4)

Financing
Cash dividends paid to SWM stockholders	(51.9)	(49.4)
Changes in short-term debt	1.5	—
Proceeds from issuances of long-term debt	440.5	35.6
Payments on long-term debt	(208.8)	(171.0)
Payments for debt issuance costs	(0.6)	—
Purchases of common stock	(1.2)	(0.7)
Excess tax deficit of stock-based awards	—	(0.2)
Cash provided by (used in) financing	179.5	(185.7)

Effect of exchange rate changes on cash and cash equivalents	7.5	(0.7)

Decrease in cash and cash equivalents	$(0.5)	$(79.1)